                   ADP REPORTS SECOND FISCAL QUARTER RESULTS;
                     REVENUES INCREASE 9%, EPS DECLINES 12%;
               FISCAL 2004 EPS GUIDANCE NARROWED TO $1.53 - $1.58


      ROSELAND, NJ, January 22, 2004 - Automatic Data Processing, Inc. (NYSE:ADP) reported 9% revenue growth, with revenues of $1.8 billion and $.38 earnings per share for the second fiscal quarter ended December 31, 2003, Arthur
F. Weinbach, chairman and chief executive officer, announced today. Pretax and net earnings declined 14% and 13%, respectively. Diluted earnings per share, on fewer shares outstanding, declined 12% from $.43 per share last year.

      Commenting on the quarter, Mr. Weinbach said, "Revenue growth was ahead of our plan for the quarter primarily in Brokerage Services. Revenues in Employer Services, Brokerage Services and Dealer Services grew 9%, 7% and 8%, respectively. Claims Services revenues declined 5% primarily due to the previously announced exiting of our Medical Claims Business. As anticipated, earnings continue to be impacted by lower interest rates, our incremental investment activity which will continue to increase over the fiscal year, and by dilution from last year's acquisitions.

      "Employer Services' sales growth was 2% in the second quarter compared with last year. This result is close to our plan and an improvement over the prior four quarters' sales results. We have seen increased interest in comprehensive outsourcing arrangements with large employers that include Managed Payroll, Human Resources and Benefits Administration, and have created a dedicated organization within our National Accounts segment to support the growth in demand for these services.

      "Employer Services' client retention continued to be strong, improving slightly over last year's record retention levels. The critical year-end retention period is still ahead of us, but we are pleased with our results so far. The number of employees on our clients' payrolls, or "pays per control", was relatively flat in North America. However, pays per control in our European businesses is still declining, with individual country results ranging from flat to down 3% compared to last year. Employer Services' margin declined due to the increased investment spending as well as the continued integration of last June's ProBusiness Services and other acquisitions. Brokerage Services' revenue growth was primarily driven by an increase in investor communications activity. Non-proxy mutual fund mailings were especially strong compared with last year based on increased communications related to regulatory oversight.

      "We are slightly ahead of our plans as we move into the second half of the fiscal year and the overall outlook for ADP has turned more positive based on better momentum in the brokerage markets, improving economic conditions and increasing confidence that there will be no further interest rate declines. As we are halfway through our fiscal year and have increased visibility on our key metrics, we are narrowing the range of our fiscal 2004 earnings per share guidance to $1.53 - $1.58 from previous guidance of $1.50 - $1.60. We continue to forecast mid-single digit revenue growth. We anticipate stronger sales growth in Employer Services during the second half of the year, due in part to easier comparisons and also due to our investments in products and a larger U.S. sales force. Our investment spending increased to about $30 million in the quarter, about $50 million year-to-date, and we are on track to spend approximately $130
- $145 million for the fiscal year.

      "We have continued to acquire ADP shares for treasury. During the first half of fiscal 2004, we acquired over 7 million shares for approximately $270 million," Mr. Weinbach concluded.

      An analyst conference call to review the second quarter results will be held today, Thursday, January 22 at 1:30 p.m. EST. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

      ADP, with over $7 billion in revenues and approximately 500,000 clients, is one of the largest independent computing services firms in the world.

AUTOMATIC DATA PROCESSING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                    DECEMBER 31,           DECEMBER 31,
                                2003        2002        2003       2002
                              ----------  ---------   ---------   ----------

Revenues, other than interest
  on funds held for clients
  and PEO revenues            $1,636,333  $1,510,396  $3,168,722  $2,986,820
Interest on funds held for
  clients                         82,202      87,762     165,136     177,627
PEO revenues (A)                 108,865      84,837     213,819     165,233
                               ---------   ---------   ---------   ---------
Total revenues                 1,827,400   1,682,995   3,547,677   3,329,680
                               ---------   ---------   ---------   ---------

Operating expenses               810,300     702,716   1,604,541   1,411,184
Selling, general and
  administrative expenses        459,293     402,005     886,171     849,958
Systems development and
  programming costs              133,125     121,380     264,879     241,278
Depreciation and amortization     73,609      68,699     148,335     136,383
Other income, net                (14,067)    (35,255)    (32,659)    (72,973)
                               ---------   ---------   ---------   ---------
Total expenses                 1,462,260   1,259,545   2,871,267   2,565,830
                               ---------   ---------   ---------   ---------

Earnings before income taxes     365,140     423,450     676,410     763,850

Provision for income taxes       136,560     161,760     252,980     291,760
                               ---------   ---------   ---------   ---------
Net earnings                   $ 228,580   $ 261,690   $ 423,430   $ 472,090
                               =========   =========   =========   =========

Basic earnings per share       $    0.39   $    0.44   $    0.71   $    0.78
                               =========  ==========   =========   =========
Diluted earnings per share     $    0.38   $    0.43   $    0.71   $    0.78
                               =========   =========   =========   =========
Dividends per common share     $  0.1400   $  0.1200   $  0.2600   $  0.2350
                               =========   =========   =========   =========

(A) Net of pass-through costs of $1,037,864 and $873,488 for the three months ended December 31, 2003 and 2002, respectively, and $1,949,433 and $1,636,867 for the six months ended December 31, 2003 and 2002, respectively.

AUTOMATIC DATA PROCESSING, INC. AND SUBSIDIARIES
OTHER SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                         THREE MONTHS ENDED      SIX MONTHS ENDED
                                            DECEMBER 31,            DECEMBER 31,
                                          2003       2002        2003       2002
                                      ----------  ----------  ----------  ----------

Revenues for select business units (B)
  Employer Services                   $1,159,000  $1,064,000  $2,269,000  $2,072,000
  Brokerage Services                  $  340,000  $  319,000  $  653,000  $  677,000
  Dealer Services                     $  218,000  $  201,000  $  429,000  $  397,000

Pre-tax earnings for select business
units (B)
  Employer Services                   $  263,000  $  268,000  $  469,000  $  481,000
  Brokerage Services                  $   32,000  $   33,000  $   53,000  $   90,000
  Dealer Services                     $   37,000  $   35,000  $   69,000  $   64,000


(B) Prior year's segment results were adjusted to reflect fiscal year 2004 budgeted foreign exchange rates. In addition, Employer Services' prior year revenue was adjusted to include interest earned on client funds credited at 4.5%. Employer Services' revenues are credited with interest earned on client funds at a standard rate to better judge real business growth without the impact of changing interest rates. Given the sustained lower interest rates over recent years, ADP has changed the standard rate from 6.0% to 4.5%.


Components of Other Income, net:
--------------------------------

Interest income on corporate funds   $   (23,642) $  (34,348) $  (45,742) $  (74,052)
Interest expense                           5,351       7,478      10,001      15,454
Realized losses (gains) on
  available-for-sale securities, net       4,224      (8,385)      3,082     (14,375)
                                     -----------  ----------  ----------  ----------

Total other income, net              $   (14,067) $  (35,255) $  (32,659) $  (72,973)
                                     ===========  ==========  ==========  ==========

Earnings per share information:
-------------------------------
Net earnings                         $   228,580  $  261,690  $  423,430  $  472,090
Average shares outstanding               591,685     598,064     593,264     602,418
Basic earnings per share             $      0.39  $     0.44  $     0.71  $     0.78
Diluted net earnings                 $   229,071  $  261,992  $  424,247  $  472,705
Diluted shares outstanding               597,624     604,791     599,242     608,783
Diluted earnings per share           $      0.38  $     0.43  $     0.71  $     0.78

AUTOMATIC DATA PROCESSING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                DECEMBER 31,     JUNE 30,
                                                    2003           2003
                                              --------------   -----------
                                               (UNAUDITED)
Assets

Cash and cash equivalents/Short-term
  marketable securities                       $    1,394,791   $ 2,005,384
Other current assets                               1,551,461     1,670,117
                                              --------------   -----------
  Total current assets                             2,946,252     3,675,501

Long-term marketable securities                      854,481       338,959
Property, plant and equipment, net                   607,336       614,701
Other non-current assets                           3,488,314     3,396,761
Funds held for clients                            16,803,740    11,807,749
                                              --------------   -----------
  Total assets                                $   24,700,123   $19,833,671
                                              ==============   ===========


Liabilities and Shareholders' Equity

Total current liabilities                     $    1,665,296   $ 1,998,783
Long-term debt                                        84,585        84,674
Other non-current liabilities                      1,001,437       929,826
Client funds obligations                          16,574,392    11,448,915
                                              --------------   -----------
  Total liabilities                               19,325,710    14,462,198

Total shareholders' equity                         5,374,413     5,371,473
                                              --------------   -----------
  Total liabilities and shareholders' equity  $   24,700,123   $19,833,671
                                              ==============   ===========


                        --------------------------------

This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


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